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                             AGREEMENT AND PLAN OF MERGER


                                       between


                                     HENKEL KGaA,


                                 HC INVESTMENTS, INC.


                                         and


                                 LOCTITE CORPORATION


                             Dated as of December 5, 1996


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

                                  TABLE OF CONTENTS

                                                                           PAGE

1.  The Tender Offer........................................................2
    1.1.  Tender Offer......................................................2
    1.2.  Directors.........................................................4

2.  The Merger..............................................................5
    2.1.  The Merger........................................................5
    2.2.  The Closing.......................................................5
    2.3.  Effective Time....................................................6

3.  Surviving Corporation...................................................6
    3.1.  Certificate of Incorporation......................................6
    3.2.  Bylaws............................................................6
    3.3.  Directors.........................................................6
    3.4.  Officers..........................................................6

4.  Conversion or Cancellation of Shares in the Merger......................7
    4.1.  Conversion or Cancellation of Shares in the Merger................7
    4.2.  Payment for Shares................................................7
    4.3.  Dissenters' Rights................................................9
    4.4.  Stock Options.....................................................9

5.  Representations and Warranties of the Company...........................10
    5.1.  Existence; Good Standing; Corporate Authority.....................10
    5.2.  Authorization, Validity and Effect of Agreements..................11
    5.3.  Capitalization....................................................11
    5.4.  Subsidiaries; Other Interests.....................................12
    5.5.  Compliance with Law...............................................12
    5.6.  No Violation......................................................12
    5.7.  SEC Documents.....................................................13
    5.8.  Litigation........................................................14
    5.9.  Absence of Certain Changes........................................14
    5.10. Taxes.............................................................14
    5.11. Employee Benefit Plans............................................14
    5.12. Labor Matters.....................................................15
    5.13. No Brokers........................................................15
    5.14. Opinion of Financial Advisor......................................16
    5.15. Environmental Matters.............................................16
    5.16. Required Vote of Company Stockholders.............................16

                                         (i)

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6.  Representations and Warranties of Parent and Parent Sub.................17
    6.1.  Existence; Good Standing; Corporate Authority.....................17
    6.2.  Authorization, Validity and Effect of Agreements..................17
    6.3.  Operations of Merger Sub..........................................17
    6.4.  No Violation......................................................17
    6.5.  Financing.........................................................18
    6.6.  No Brokers........................................................18

7.  Covenants...............................................................19
    7.1.  Acquisition Proposals.............................................19
    7.2.  Conduct of Businesses.............................................20
    7.3.  Meeting of the Company's Stockholders.............................21
    7.4.  Filings; Other Action.............................................23
    7.5.  Inspection of Records.............................................23
    7.6.  Publicity.........................................................24
    7.7.  Expenses..........................................................24
    7.8.  Indemnification and Insurance.....................................24
    7.9.  Notification of Certain Matters...................................26
    7.10. Governance........................................................26
    7.11. Corporate Headquarters............................................26
    7.12. Certain Benefits..................................................26
    7.13. Rights Agreement..................................................27

8.  Conditions..............................................................28
    8.1.  Conditions to Each Party's Obligation to Effect the Merger........28

9.  Termination.............................................................29
    9.1.  Termination by Mutual Consent.....................................29
    9.2.  Termination by Either Parent or the Company.......................29
    9.3.  Termination by the Company........................................29
    9.4.  Termination by Parent.............................................30
    9.5.  Effect of Termination and Abandonment.............................30
    9.6.  Extension; Waiver.................................................32

10. General Provisions......................................................32
    10.1. Nonsurvival of Representations, Warranties and Agreements.........32
    10.2. Notices...........................................................32
    10.3. Assignment; Binding Effect; Benefit...............................33
    10.4. Entire Agreement..................................................33
    10.5. Amendment.........................................................34
    10.6. Governing Law.....................................................34

                                         (ii)

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    10.7. Counterparts......................................................34
    10.8. Headings..........................................................34
    10.9. Interpretation....................................................34
    10.10.Waivers...........................................................35
    10.11.Incorporation of Exhibits.........................................35
    10.12.Severability......................................................35
    10.13.Enforcement of Agreement..........................................36
    10.14.Obligation of Parent..............................................36
    10.15.Subsidiaries......................................................36

    Annex A        Conditions to Offer

                                        (iii)

                             AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 5, 1996 between Henkel KGaA, a Kommanditgesellschaft auf Aktien ( a partnership limited by shares) organized under the laws of the Federal Republic of Germany ("Parent"), HC Investments, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Parent Sub"), and Loctite Corporation, a Delaware corporation (the "Company").

                                       RECITALS

         WHEREAS, on November 6, 1996, Parent and Parent Sub commenced a tender offer to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement (the "Rights Agreement"), dated as of April 14, 1994 between the Company and The First National Bank of Boston, as Rights Agent, for a purchase price of $57.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 6, 1996 (the "Offer to Purchase") of Parent Sub and the related Letter of Transmittal (collectively, the "Initial Offer") which are filed as exhibits to the Tender Offer Statement on Schedule 14D-1 filed by Parent and Parent Sub (together with all supplements or amendments thereto, the "Schedule 14D-1") in respect of the Initial Offer with the Securities and Exchange Commission (the "SEC") on November 6, 1996.

         WHEREAS, on November 18, 1996, the Special Committee (the "Special Committee") of the Board of Directors of the Company (the "Company Board") filed a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all supplements or amendments thereto, the "Schedule 14D-9") in which it recommended the Company's stockholders reject the Initial Offer.

         WHEREAS, the Boards of Directors of Parent, Parent Sub and the Company each have determined that it is in the best interests of their respective companies and stockholders for Parent to acquire the Company upon the terms and conditions set forth herein.

         WHEREAS, promptly following the execution hereof Parent and Parent Sub will file with the SEC an amendment to the Schedule 14D-1 which reflects the Amendments (as defined in Section 1.1) and the Company Board will file an amendment to the Schedule 14D-9 in which it recommends to the Company's stockholders that they accept the Offer (as defined in Section 1.1).

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                      ARTICLE 1

         1.   THE TENDER OFFER.

         1.1. TENDER OFFER.
              (a) As promptly as practicable following the execution hereof, Parent and Parent Sub will amend the Initial Offer (the Initial Offer as amended, the "Offer") to provide (i) for a purchase price per Share (including the associated Rights) of $61.00 (the "Per Share Price"), (ii) for the period the Offer is to remain open to be shortened to provide for the expiration of the Offer at 12:00 midnight on Friday, December 20, 1996 and (iii) for the consummation of the Offer to be subject only to the conditions (the "Offer Conditions") set forth on Annex A hereto (collectively, the "Amendments"). Without the prior written consent of the Company, neither Parent nor Parent Sub shall (i) change or waive the Minimum Condition (as defined in Annex A), (ii) reduce the number of Shares subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer, (iv) extend the Offer if all of the Offer Conditions have been satisfied or waived, (v) change the form of consideration payable in the Offer, (vi) amend, modify, or add to the Offer Conditions (provided, that Parent or Parent Sub in its sole discretion may waive any such conditions other than the Minimum Condition) or (vii) amend any other term of the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, Parent and Parent Sub may, without the consent of the Company, (A) extend the Offer, if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the SEC or any other governmental authority or agency (domestic, foreign or supranational) applicable to the Offer, and (C) extend the Offer for any reason on one or more occasions for an aggregate of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clauses (A) and (B) of this sentence; and, if at any scheduled expiration date of the Offer any of the Offer Conditions have not been satisfied or waived by Parent or Parent Sub but are capable of being satisfied in the reasonable opinion of Parent and Parent Sub, on the written request of the Company, Parent Sub shall from time to time extend the Offer for up to twenty business days in the aggregate from the originally scheduled expiration date thereof. Subject to the terms and conditions of the Offer, Parent Sub will promptly pay for all Shares tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer. The obligation of Parent Sub to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the Offer Conditions.

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         (b)  The Company hereby consents to the Offer and the Merger (as defined in Section 2.1 hereof) and represents and warrants that (A) the Company Board (except for Roman Dohr, Christoph Henkel and Jochen Krautter (the "Henkel-Nominated Directors"), who abstained), at a meeting duly called and held, has (i) duly approved the adoption of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the making of the Offer, (ii) by unanimous vote, (w) determined that the Offer and the Merger are in the best interests of the stockholders of the Company, (x) resolved to recommend acceptance of the Offer and approval and adoption of the agreement of merger (as such term is used in Section 251 of the General Corporation Law of the State of Delaware (the "DGCL")) contained in this Agreement by such stockholders of the Company, (y) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger and the acquisition of Shares pursuant to the Offer and (z) taken any action necessary (1) to render the Rights Agreement inapplicable with respect to the Offer, the Merger, this Agreement and the other transactions contemplated hereby, (2) to ensure that none of Parent, Parent Sub or Merger Sub (as defined in Section 2.1) or any of their Affiliates or Associates (each as defined in the Rights Agreement) is or will be considered to be an Acquiring Person (as defined in the Rights Agreement) and (3) to ensure that none of a Distribution Date, Triggering Event or Shares Acquisition Date (each as defined in the Rights Agreement) occurs or shall occur by reason of the announcement or consummation of the Offer, the Merger or the execution or delivery of this Agreement or the consummation of any of the other transactions contemplated hereby and (B) Dillon, Read & Co. Inc., the Company's independent financial advisor, has advised the Company Board that, in its opinion, the consideration to be paid to the Company's stockholders (other than Parent, Parent Sub, Merger Sub or any of their affiliates) in the Offer and the Merger is fair, from a financial point of view, to such stockholders.

         (c) As soon as practicable after the date hereof, Parent and Parent Sub will file with the SEC an amendment to the Schedule14D-1 which reflects the Amendments. As soon as practicable after the date hereof, the Company Board shall file with the SEC an amendment to the Schedule 14D-9 which contains the recommendations described in Section 1.1(b)(ii)(x) and the Company hereby consents to the inclusion of such recommendations in the Offer Documents (as defined in Section 1.1(d)) and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company's stockholders. Notwithstanding anything to the contrary in this Agreement, the Company Board may withdraw, modify or amend its recommendation if in the reasonable opinion of the Company Board, after consultation with counsel, such recommendation would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law. Any such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

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         (d)  Parent and Parent Sub agree, as to the Schedule 14D-1, the offer to purchase and related letter of transmittal (collectively, the "Offer Documents"), and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder and other applicable laws. Parent, Parent Sub and the Company each agree that none of the information supplied by them in writing for inclusion in the Offer Documents and the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holder of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading. Parent, Parent Sub and the Company further agree to promptly correct any information provided by them for use in the Offer Documents or the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and Parent and Parent Sub agree, as to the Offer Documents, and the Company agrees, as to the Schedule 14D-9, to take all steps necessary to cause such documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case, as and to the extent required by applicable laws. The Company and its counsel, as to the Offer Documents, and Parent and Parent Sub and its counsel, as to the
Schedule 14D-9, shall be given an opportunity to review and comment upon such documents prior to their being filed with the SEC.

         (e) In connection with the Offer, the Company will cause its transfer agent to furnish promptly to Parent Sub a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish Parent Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Parent or Parent Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

         1.2. DIRECTORS.   If, immediately following the consummation of the
Offer, Parent Sub and Merger Sub are unable to cause the Merger to be effected pursuant to Section 253 of the DGCL, promptly upon the purchase by Parent Sub pursuant to the Offer of such number of Shares which, when added to Shares currently owned by Parent Sub, represent at least a majority of the outstanding Shares, and from time to time thereafter, Parent Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Parent Sub representation on the Company Board equal to the product of the number of directors on the Company Board and the percentage that the number of Shares held by Parent Sub bears to the number of Shares outstanding, and the Company shall, upon request by Parent Sub, promptly increase the size of the Company Board or use its best efforts to secure the resignations of such number of directors as is necessary to provide Parent Sub with such level of representation and shall cause Parent Sub's designees to be so elected. The Company's obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. At the request of Parent Sub and subject to applicable law, the Company shall take, at its expense, all action necessary to effect any such election or appointment of Parent Sub's designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent and Parent Sub will supply to the Company all information with respect to themselves and their respective officers, directors and affiliates required by such Section and Rule.

                                      ARTICLE 2

         2.   THE MERGER.

         2.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3), a newly formed, direct, wholly owned subsidiary of Parent Sub ("Merger Sub") shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue as a wholly owned subsidiary of Parent Sub under the name "Loctite Corporation." The Merger shall have the effects specified in the DGCL.

         2.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or
(b) at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

         2.3. EFFECTIVE TIME.  If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                      ARTICLE 3

         3.   SURVIVING CORPORATION.

         3.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

         3.2. BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         3.3. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

         3.4. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                      ARTICLE 4

         4.   CONVERSION OR CANCELLATION OF SHARES IN THE MERGER.

         4.1. CONVERSION OR CANCELLATION OF SHARES IN THE MERGER.

              (a) At the Effective Time, each share of the Common Stock, $.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable Share.

              (b) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the Company's treasury or owned by Parent, Parent Sub, Merger Sub or any other wholly owned Subsidiary of Parent or the Company or Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $61.00 or such greater amount which may be paid pursuant to the Offer (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 4.2.

              (c) Each Share issued and held in the Company's treasury, and each Share owned by Parent, Parent Sub, Merger Sub or any other wholly owned Subsidiary (as hereinafter defined) of Parent or the Company, shall, at the Effective Time and, by virtue of the Merger, cease to be outstanding and shall, be canceled and retired without payment of any consideration therefor.

         4.2. PAYMENT FOR SHARES.

              (a) As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent, which shall be reasonably satisfactory to Company (the "Paying Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article 4, the funds necessary to make the payments contemplated by Section 4.1 (the "Payment Fund") to holders of Shares issued and outstanding immediately prior to the Effective Time.

              (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record, as of the Effective Time, of a certificate or certificates which immediately prior to the Effective Time represented Shares ("Certificates") (other than to holders of Shares referred to in Section 4.1(c)) (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment therefor. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be delivered to the holder of such Certificate a check representing an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, less any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. If payment is to be made to a person other than the registered holder of the Certificate surrendered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 4.2, each Certificate (other than Certificates representing Shares owned by Parent or Parent Sub or any of their respective Subsidiaries and Certificates held by Dissenting Stockholders) shall represent for all purposes solely the right to receive the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate, without any interest thereon.

              (c) At or after the Effective Time, there shall be no transfers of Shares on the stock transfer books of the Company. If, after the Effective Time, a Certificate is presented to the Surviving Corporation, it shall be canceled and the Surviving Corporation shall promptly cause to be delivered to the person entitled thereto a check representing an amount equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, less any required withholding tax, and the Certificate so surrendered shall forthwith be canceled, subject to applicable law in the case of Shares held by Dissenting Stockholders.

              (d) Any portion of the Payment Fund that remains unclaimed by the former stockholders of the Company one year after the Effective Time shall be delivered to Parent Sub. Any former stockholders of the Company who have not theretofore complied with this Article 4 shall thereafter look only to Parent Sub for payment of their claim for the Merger Consideration with respect to their Shares.

              (e) None of Parent, Parent Sub, the Company, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

              (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount to which such persons are entitled pursuant to this Agreement.

         4.3. DISSENTERS' RIGHTS. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall be entitled to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Parent notice thereof and Parent shall have the right, at its own expense, to direct all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 4.1.

         4.4. STOCK OPTIONS. After the Effective Time (or at such earlier time as Merger Sub shall designate), each option (an "Option") which has been granted under the Loctite Corporation 1993 Stock Option Plan and the Loctite Corporation 1976 Stock Option Plan, as amended through October 23, 1987 (the "Company Stock Option Plans") and is outstanding at the Effective Time, whether or not then exerciseable, will be exchanged for, and the holder of each such Option will be entitled to receive upon surrender of the Option for cancellation, cash equal to the product of the following: (i) the positive difference, if any, obtained by subtracting the exercise price of each such Option from the Merger Consideration times (ii) the number of Shares covered by such Option, less any required withholding tax (the "Option Consideration"). The surrender of an Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of Options and take all such other action as may be reasonably necessary to give effect to the transactions contemplated by this Section 4.4. Except as otherwise agreed to by the parties, (i) the Company Stock Option Plans shall terminate as of the Effective Time and, except with respect to the right to receive the Option Consideration under this Section 4.4, any and all rights under any provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof shall be canceled as of the Effective Time, and (ii) the Company shall take all reasonable action necessary to ensure that no person shall have any right under any Company Stock Option Plan (or any Option granted thereunder) or other plan, program or arrangement with respect to, including any right to acquire, equity securities of the Company, the Surviving Corporation, Parent, Parent Sub or any subsidiary of any of the foregoing following the Effective Time.

                                      ARTICLE 5

         5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Except as set forth in the disclosure letter delivered to Parent prior to the execution hereof (the "Company Disclosure Letter") or as disclosed with reasonable specificity in public filings made by the Company with the SEC prior to the date hereof, the Company represents and warrants to Parent as of the date of this Agreement as follows:

         5.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or any other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not be reasonably likely to have a material adverse effect on the business, results of operations, financial condition, assets or liabilities of the Company and its Subsidiaries (as defined in Section 10.15) taken as a whole or that materially impairs or delays, or is reasonably likely to impair or delay, the ability of the parties to consummate the Offer or the Merger other than any such adverse effect relating to general economic, market wide or general industry conditions (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.
The copies of the Company's Certificate of Incorporation and Bylaws previously made available to Parent are true and correct.

         5.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the Company's stockholders to the extent required by applicable law, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action (including for purposes of Section 203 of the DGCL) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         5.3. CAPITALIZATION. The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and, as of October 31, 1996, there were 32,041,559 shares of Company Common Stock issued and outstanding and 611,206 shares reserved for issuance upon exercise of presently outstanding employee stock options. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since October 31, 1996, the Company has not (i) issued any Shares other than upon the exercise of Options outstanding on such date, (ii) granted any options, warrants or rights or entered into other agreements or commitments to issue Shares (under the Company Stock Option Plans or otherwise) or (iii) split, combined or reclassified any of its shares of capital stock. Other than as contemplated by this Agreement and except for the Rights, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

         5.4. SUBSIDIARIES; OTHER INTERESTS.  Each of the Company's
Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock, or other ownership interests in, each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any equity interest or equity investment in any corporation, partnership, joint venture, business, trust or entity.

         5.5. COMPLIANCE WITH LAW. Neither the Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation (domestic or foreign) to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation could reasonably be expected to have a Company Material Adverse Effect.

         5.6. NO VIOLATION. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which could not reasonably be expected to have a Company Material Adverse Effect; or (iii) other than the filings provided for in Article 1, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities and "Blue Sky" laws or similar laws or regulations of jurisdictions outside the United States or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which could reasonably be expected to have a Company Material Adverse Effect.

         5.7. SEC DOCUMENTS. The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). Since December 31, 1994, the Company has not failed to make any required filing with the SEC on a timely basis. As of their respective dates, the Company Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1995, including all notes thereto, or as set forth in the Company Reports, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with United States generally accepted accounting principles consistently applied, except liabilities arising in the ordinary course of business since such date.

         5.8. LITIGATION. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal, state, local, foreign or supranational commission, board, bureau, agency or instrumentality, that are reasonably likely to have a Company Material Adverse Effect.

         5.9. ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, since December 31, 1995, the Company has conducted its business only in the ordinary course of such business and there has not been any Company Material Adverse Effect.

         5.10. TAXES. Each of the Company and its Subsidiaries has timely filed all material federal, state, foreign, and other tax returns required to be filed by it, and each such tax return was true, correct, and complete in all material respects. All taxes shown to be due on each such tax return, or claimed or asserted by any taxing authority to be due by the Company or any of its Subsidiaries, have been paid except for those taxes being contested in good faith and for which adequate reserves have been provided in accordance with United States generally accepted accounting principles. Each of the Company and its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

         5.11. EMPLOYEE BENEFIT PLANS. All employee benefit plans and other benefit arrangements covering employees of the Company and its Subsidiaries (the "Company Benefit Plans") are listed in the Company Reports, except the Company Benefit Plans which are not material. True and complete copies of the Company Benefit Plans have been made available to Parent. To the extent applicable, the Company Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified and, to the Company's knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualification. To the Company's knowledge, there are no pending or anticipated material claims against or otherwise involving any Company Benefit Plans or relating to the employment or potential employment of any person and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan or relating to the employment or potential employment of any person, except for any of the foregoing which would not have a Company Material Adverse Effect. All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. No event has occurred, and no condition exists, that could reasonably be expected to result in liability of the Company or its Subsidiaries under Title IV of ERISA that would have a Company Material Adverse Effect. Except as disclosed in the Company Reports, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

         5.12. LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

         5.13. NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company, Parent or any of their respective Subsidiaries to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Dillon, Read & Co. Inc. as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

         5.14. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Dillon, Read & Co. Inc., to the effect that, as of the date hereof, the $61.00 in cash to be received by the holders of Shares in the Offer and the Merger, is fair, from a financial point of view, to the holders of Shares.

         5.15.     ENVIRONMENTAL MATTERS

              (a) There are no past or present conditions or circumstances that are reasonably likely to interfere materially with the conduct of the business of the Company and each of its Subsidiaries in the manner now conducted or which would interfere materially with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law").

              (b) There are no past or present conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of the Company or any Subsidiary of the Company, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law, or (ii) claims arising for personal injury, property damage, or damage to natural resources that, in the case of (i) and (ii), would have a Company Material Adverse Effect.

         5.16. REQUIRED VOTE OF COMPANY STOCKHOLDERS. Unless the Merger is consummated in accordance with Section 253 of the DGCL, the only vote of the stockholders of the Company required to adopt the plan of merger contained in this Agreement and approve the Merger is the affirmative vote of the holders of not less than a majority of the outstanding Shares. No other vote of the stockholders of the Company is required by law, the Certificate of Incorporation or Bylaws of the Company as currently in effect or otherwise to adopt the plan of merger contained in this Agreement and approve the Merger. Parent Sub will have full voting power with respect to any Shares purchased pursuant to the Offer.

                                      ARTICLE 6

         6. REPRESENTATIONS AND WARRANTIES OF PARENT AND PARENT SUB. Except as set forth in the disclosure letter delivered to the Company concurrently with the execution hereof (the "Parent Disclosure Letter") or as disclosed with reasonable specificity in public filings made by Parent with the SEC prior to the date hereof, Parent and Parent Sub, jointly and severally, represent and warrant to the Company as of the date of this Agreement as follows:

         6.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Parent and Parent Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any state of the United States or any other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the ability of Parent, Parent Sub or Merger Sub to consummate the Offer or the Merger (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

         6.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and Parent Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Parent and Parent Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of Parent and Parent Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         6.3. OPERATIONS OF MERGER SUB. Merger Sub is or will be formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

         6.4. NO VIOLATION. Neither the execution and delivery by Parent and Parent Sub of this Agreement, nor the consummation by Parent and Parent Sub of the transactions contemplated hereby in accordance with the terms hereof, will:
(i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws (or similar corporate documents) of Parent or Parent Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not have a Parent Material Adverse Effect; or
(iii) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Parent Material Adverse Effect.

         6.5. FINANCING. At the expiration of the Offer and at the Effective Time, Parent and Parent Sub will have sufficient funds to consummate the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

         6.6. NO BROKERS. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent or any of their respective Subsidiaries to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Rothschild Inc. as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                      ARTICLE 7

         7.   COVENANTS.

         7.1. ACQUISITION PROPOSALS. The Company agrees that, prior to the Effective Time, (a) neither it nor any of its Subsidiaries shall, and each of them shall not knowingly permit any of its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit or encourage, directly or indirectly, any inquiries, any proposal or offer with respect to any Acquisition Transaction (as defined below) (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning an Acquisition Proposal; and (b) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; PROVIDED, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; or (B) providing information to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Acquisition Proposal that involves an Acquisition Transaction that the Company Board in good faith determines, with the assistance of its financial advisor, represents a superior transaction for the stockholders of the Company when compared to the Offer and the Merger, if and only to the extent that the Company Board reasonably determines, after consultation with, and taking into account the advice of, outside legal counsel, that the failure to do so would be inconsistent with its fiduciary obligations. The Company will promptly notify Parent and Parent Sub if any such information is requested from it or any such negotiations or discussions are sought to be initiated with the Company and will promptly communicate to Parent and Parent Sub the terms of any proposal or inquiry and the identity of the party making such proposal or inquiry which it may receive in respect of any such transaction. Except to the extent that the Company Board reasonably determines, after consultation with, and taking into account the advice of, outside legal counsel, that the failure to take such action would be inconsistent with the compliance by the Company Board with its fiduciary duties to the stockholders of the Company, the Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party without Parent's prior written consent and to take all steps deemed necessary or appropriate by Parent to enforce to the fullest extent possible all such agreements.

         For purposes of this Agreement, "Acquisition Transaction" shall mean any tender offer or exchange offer, any merger, consolidation, liquidation, dissolution, recapitalization, reorganization or other business combination, any acquisition, sale or other disposition of all or a substantial portion of the assets or securities of the Company or any other similar transaction involving the Company, its securities or any of its Significant Subsidiaries (as defined in Section 10.15) or divisions.

         7.2. CONDUCT OF BUSINESSES. Prior to the Effective Time, except as set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the
Company:

              (a) shall, and shall cause its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

              (b) shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact its business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

              (c) shall confer on a regular basis with Parent to report operational matters of materiality and any proposals to engage in material transactions;

              (d)  shall not amend its Certificate of Incorporation or Bylaws;

              (e) shall promptly make available to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

              (f)  shall not and shall not permit any of its Subsidiaries to
(i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, other than employee stock options, stock benefits and stock purchases under any stock option, stock benefit or stock purchase plan existing on the date hereof, provided that the aggregate amount of employee stock options granted pursuant to such employee stock option plans shall not exceed the number granted during such period in the prior year, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future employees, officers or directors, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

              (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

              (h) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

              (i) shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization division thereof or otherwise acquire or agree to acquire any assets or securities in each case which are material, individually or in the aggregate;

              (j) shall not, and shall not permit any of its Subsidiaries to, incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness; and

              (k) except as may be required as a result of a change in law or in generally accepted accounting principals, change any of the accounting principles or practices used by it.

         7.3. MEETING OF THE COMPANY'S STOCKHOLDERS.

              (a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.3(b), and subject to applicable law, the Company shall (i) prepare and file with the SEC, subject to the prior approval of Parent (which approval shall not be unreasonably withheld), as soon as practicable after the consummation of the Offer, a preliminary proxy or information statement (the "Preliminary Proxy Statement") relating to the Merger as required by the Exchange Act and the rules and regulations thereunder with respect to the transactions contemplated hereby, (ii) obtain and furnish the information required to be included in the Preliminary Proxy Statement, (iii) after consultation with Parent, Parent Sub and Merger Sub, respond promptly to any comments made by the SEC with respect to the Preliminary Proxy Statement,
(iv) cause the definitive proxy or information statement (together with all supplements or amendments thereto the "Proxy Statement") to be mailed to the Company's stockholders at the earliest practicable date and (v) in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable following the consummation of the Offer for the purpose of adopting the agreement of merger (within the meaning of Section 251 of the DGCL) set forth in this Agreement; and include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the adoption of the plan of merger set forth in this Agreement. Notwithstanding the foregoing, the Company Board may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Merger, or recommend and declare advisable any other offer or proposal, if in the opinion of such Board of Directors after consultation with, and taking into account the advice of, outside legal counsel the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with its fiduciary obligations.

              (b) If Parent Sub shall acquire at least 90 percent of the outstanding Shares, each of Parent, Parent Sub, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable in January of 1997, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

              (c) The Company agrees that the Proxy Statement, and each amendment or supplement thereto, will (i) in all material respects, comply with the requirements of the Exchange Act and all applicable laws and (ii) at the time of mailing thereof and at the time of the meeting of stockholders of the Company, not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning Parent, Parent Sub and its nominees, directors and affiliates furnished to the Company by Parent or Parent Sub specifically for use in the Proxy Statement. Parent and Parent Sub agree that information provided by them for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of the Company will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (d) At the Special Meeting, if any, Parent, Parent Sub and their affiliates will vote all Shares owned by them in favor of approval and adoption of this Agreement and the transactions contemplated hereby.

         7.4. FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement including, without limitation, the sale of assets or modification of contracts by either party so long as such sales of assets or modification of contracts would not have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

         7.5. INSPECTION OF RECORDS. From the date hereof to the Effective Time, the Company shall allow all designated officers, attorneys, accountants and other representatives of Parent access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company hereunder, and provided further that notwithstanding the provision of information or investigation by any party, the Company shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         7.6. PUBLICITY. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement, the Offer or the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

         7.7. EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         7.8. INDEMNIFICATION AND INSURANCE.

              (a) Parent agrees that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") of the Company or any of its Subsidiaries or divisions as provided in the Company's Certificate of Incorporation or Bylaws or pursuant to other agreements, or the articles of incorporation, by-laws or similar documents of any of the Company's Subsidiaries as in effect as of the date hereof with respect to matters prior to the Effective Time and including, without limitation, liability arising under the Securities Act, the Exchange Act and state corporation laws in connection with the Merger shall survive the Merger and shall continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters, and that payment thereof will be guaranteed by Parent. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) any Indemnified Party entitled to indemnification under this Section 7.8(a) shall notify the Surviving Corporation in writing promptly after such Indemnified Party receives notice of such Action, (ii) the Surviving Corporation shall be entitled to assume the defense thereof and, after notice from the Surviving Corporation to the Indemnified Parties that it so chooses, the Surviving Corporation shall not be liable to the Indemnified Parties for any legal fees or expenses subsequently incurred by any Indemnified Party in connection with the defense thereof (provided, however, that if (x) the Surviving Corporation does not elect to assume the defense thereof, (y) the Surviving Corporation otherwise authorizes the Indemnified Party to retain counsel for the defense thereof or (z) the assumption of the defense thereof by the Surviving Corporation would present counsel selected by the Surviving Corporation with a conflict of interest or if such counsel's representation of the Indemnified Parties would otherwise be inappropriate under the applicable standards of professional conduct, then Parent shall cause the Surviving Corporation to pay the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such action to the full extent permitted by applicable law, upon receipt of any undertaking required by applicable law), and (iii) the Surviving Corporation will cooperate in the defense of any such matter; PROVIDED, HOWEVER, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and provided further, that the Surviving Corporation shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the reasonable opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

              (b) Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties to the same extent as are currently contained in the Certificate of Incorporation and Bylaws of the Company, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

              (c) For a period of three years after the Effective Time, Parent shall cause the Surviving Corporation to maintain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; PROVIDED, HOWEVER, that the Surviving Corporation shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of two times the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

              (d) The Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 7.8.

              (e) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Incorporation or Bylaws of the Company, under the DGCL or otherwise. The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

              (f) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.8.

         7.9. NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other parties of (i) the occurrence of failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, and (ii) any material failure of the party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         7.10.     GOVERNANCE. [Reserved]

         7.11. CORPORATE HEADQUARTERS. The corporate headquarters of the Company shall be the corporate headquarters of the Surviving Corporation for a period of at least two years following the Effective Date.

         7.12.     CERTAIN BENEFITS

                   (a) From and after the Effective Time, subject to applicable law, and except as contemplated hereby with respect to the Company Stock Option Plans, Parent and its Subsidiaries will honor in accordance with their terms, the Executive Retention Agreements (as described in the Company Reports) between the Company or its Subsidiaries and certain employees thereof, and all the Company Benefit Plans; PROVIDED, HOWEVER, that nothing herein shall preclude any change effected on a prospective basis in any the Company Benefit Plan that is permitted pursuant to the following sentence of this Section 7.12. For a period of not less than one year following the Effective Time, subject to applicable law, Parent and its Subsidiaries will provide benefits or cash compensation in lieu thereof (with the exception of stock based plans) to the employees of the Company and its Subsidiaries which will, in the aggregate, be no less favorable than those provided by the Company and its Subsidiaries to their employees immediately prior to the Effective Time. With respect to the benefit plans of Parent and the Surviving Corporation ("Parent Benefit Plans"), Parent and the Surviving Corporation shall grant all the Company employees from and after the Effective Time credit for all service with the Company and its affiliates and predecessors prior to the Effective Time for all purposes for which such service was recognized by the Company. To the extent Parent Benefit Plans provide medical or dental welfare benefits after the Effective Time, such plans shall waive any pre-existing conditions and shall provide that any expenses incurred on or before the Effective Time shall be taken into account under Parent Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

              (b) Parent agrees to employ or cause to be employed at the Effective Time all employees of the Company and its Subsidiaries who are employed on the Closing Date on terms consistent with the Company's current employment practices and at comparable levels of compensation and positions; provided, that nothing in this sentence shall limit or restrict Parent from causing or permitting the employment to be terminated, or such terms and conditions to be changed, following the Effective Time. For a period of three years following the Effective Time, any reductions in workforce in respect of employees of Parent and the Surviving Corporation shall be made on a fair and equitable basis, without regard to whether employment was with Parent or the Company or their respective Subsidiaries, and any employee whose employment is terminated or job is eliminated by Parent or any of its Subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent or any of its Subsidiaries.

              (c) For purposes of this Section 7.12, the term "employees" shall mean all current employees of the Company and its Subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid).

         7.13. RIGHTS AGREEMENT. The Company shall maintain in effect all actions previously taken, and take any additional actions (including, if necessary, amending or terminating the Rights Agreement) necessary, to (i) render the Rights Agreement inapplicable with respect to the Offer, the Merger, this Agreement and the other transactions contemplated hereby and (ii) ensure that (x) none of Parent, Parent Sub or Merger Sub or any of their Affiliates or Associates (each as defined in the Rights Agreement) is or will be considered to be an Acquiring Person (as defined in the Rights Agreement) and (y) none of a Distribution Date, Triggering Event or Shares Acquisition Date (each as defined in the Rights

Agreement) occurs or shall occur by reason of the announcement or consummation of the Offer, the Merger or the execution or delivery of this Agreement or the consummation of any of the other transactions contemplated hereby.

                                      ARTICLE 8

         8.   CONDITIONS.

         8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

              (a) If such approval of the Merger is required by applicable law, this Agreement and the transactions contemplated hereby shall have been approved by the holders of the issued and outstanding Shares in the manner required by the Company's Certificate of Incorporation and By-laws and by applicable law; provided that Parent and Parent Sub shall vote all of their Shares in favor of the Merger.

              (b) The waiting period applicable to the consummation of the Merger under the HSR Act or any other law (domestic or foreign) applicable to the Merger shall have expired or been terminated and all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body which are set forth on
Exhibit 8.1 hereto, shall have been obtained or made.

              (c) Neither of the parties hereto shall be subject to any statute, rule, regulation, executive order, judgment, decree or injunction enacted, entered, issued, promulgated or enforced by any court of competent jurisdiction or governmental authority which prohibits or restricts the consummation of the transactions contemplated by this Agreement or makes such consummation illegal; PROVIDED, HOWEVER, that prior to invoking this condition each party agrees to use its reasonable efforts to have any such decree, order or injunction lifted or vacated.

              (d) Parent Sub shall have purchased Shares pursuant to the Offer.

                                      ARTICLE 9

         9.   TERMINATION.

         9.1. TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the holders of Shares referred to in Section 8.1(a), by the mutual consent of Parent and the Company.

         9.2. TERMINATION BY EITHER PARENT OR THE COMPANY. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the holders of Shares referred to in Section 8.1(a), by action of the Board of Directors of Parent or of the Company if (a) the Merger shall not have been consummated by June 30, 1997, or (b) any court of competent jurisdiction or any other governmental, regulatory or administrative agency, body or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all reasonable efforts to remove such injunction, order or decree; PROVIDED, FURTHER, the right to terminate this Agreement pursuant to clause (a) above, shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date.

         9.3. TERMINATION BY THE COMPANY. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the holders of Shares referred to in Section 8.1(a), by action of the Company Board if (a) the Company Board reasonably determines, after consultation with, and taking into account the advice of, outside legal counsel, that proceeding with the transactions contemplated hereby would be inconsistent with its fiduciary obligations by reason of an Acquisition Proposal for the Company, or (b) Parent or Parent Sub shall have terminated or withdrawn the Offer or amended the Offer in any manner not expressly permitted by this Agreement, or (c) there has been a breach by Parent or Parent Sub of any representation or warranty contained in this Agreement which breach (i) is not curable, or, if curable, is not cured within 30 days after written notice of said breach is given by the Company to Parent and (ii) would have a Parent Material Adverse Effect, or (d) there has been a material breach of any of the covenants or agreements set forth in the Agreement on the part of Parent or Parent Sub, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Parent; PROVIDED, HOWEVER, that the right to terminate this

Agreement pursuant to Section 9.3(c) or (d) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

         9.4. TERMINATION BY PARENT. Until any Shares have been purchased pursuant to the Offer, this Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the holders of Shares referred to in Section 8.1(a), by action of the Board of Directors of Parent if (a) there has been a breach by the Company of any representation or warranty contained in this Agreement which breach (i) is not curable, or, if curable, is not cured within 30 days after written notice of said breach is given by Parent to the Company and (ii) would have a Company Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in the Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company, or
(c) the Company Board or the Special Committee shall have withdrawn or modified in a manner adverse to Parent or Parent Sub its authorization, approval or recommendation of the transactions contemplated by this Agreement or recommended another Acquisition Proposal for the Company or shall have resolved to do any of the foregoing or (d) if the Company or any of its Subsidiaries (or the Company Board or any committee thereof) shall have approved, recommended authorized, proposed, publicly announced its intention to enter into an Acquisition Transaction (other than the Offer and the Merger) or filed a Schedule 14D-9 not opposing any tender offer made by a party other than Parent or Parent Sub or any of their affiliates; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to Section 9.4(a) or (b) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

         9.5. EFFECT OF TERMINATION AND ABANDONMENT.

              (a) In the event that this Agreement is terminated (i) pursuant to Section 9.3(a) or Section 9.4(c) or 9.4(d) or (ii) pursuant to any provision of Section 9.1 or 9.2(a) or any other provision of Section 9.3(b) or 9.4 (regardless of whether such termination is by Parent or the Company) and (in the case of clause (ii) only) either (y) an Acquisition Proposal shall have been received by the Company after the date hereof and prior to such termination or
(z) prior to such termination the Offer shall have expired without the purchase of any Shares by Parent Sub pursuant thereto and within twelve months from the date of such expiration an Acquisition Event (as such term is defined below) other than with Parent or Parent Sub or any of their affiliates has occurred, then the Company shall pay to Parent a fee of $40,000,000.00 (the "Termination Fee"). The Termination Fee shall be payable in immediately available funds at the time of termination if such fee becomes payable pursuant to clause (i) or clause (ii)(y) above, or on the second business day following the occurrence of the Acquisition Event if such fee becomes payable in the circumstances described in clause (ii)(z) above.

              As used herein, "Acquisition Event" shall mean the consummation of any (i) Acquisition Transaction or (ii) series of transactions that results in any person, entity or "group" (other than Parent or Parent Sub or any of their affiliates) acquiring more than 50% of the outstanding Shares or assets of the Company (through any open market purchases, merger, consolidation, recapitalization reorganization or other business combination).

              (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.7 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.8, 10.9, 10.12, 10.13 and 10.14. Moreover, in the event of termination of this Agreement pursuant to Section 9.2(a), 9.3 or 9.4, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any wilful other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. In the event Parent accepts any fee pursuant to Section 9.5(a) it shall not (i) assert or pursue in any manner, directly or indirectly, any claim or cause of action based in whole or in part upon alleged tortious or other interference with rights under this Agreement against any entity or person submitting an Acquisition Proposal with respect to the Company or (ii) assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation, or approval of an Acquisition Proposal or the exercise by the Company of its right of termination under Section 9.3(a).

         9.6. EXTENSION; WAIVER. At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                      ARTICLE 10

         10.       GENERAL PROVISIONS.

         10.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, PROVIDED, HOWEVER, that the agreements contained in Article 4 and in Sections 7.7, 7.8, 7.11, and 7.12 and this Article 10 shall survive the Merger.

         10.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

    If to Parent or Parent Sub:             If to the Company:

    Henkel KGaA                             Robert W. Fiondella
    Henkelstrasse 67                        Chairman of the Special Committee
    D-40191 Dusseldorf                          of the Board of Directors of
    Germany                                 Loctite Corporation
    Attention:  Karl Gruter                 Hartford Square North
                                            Ten Columbus Boulevard
                                            Hartford, Connecticut  06106
    Facsimile: 49-211-798-6660              Facsimile:  (860) 403-5543

    With a copy to:                         With a copy to:

    HC Investments, Inc.                    Arthur Fleischer, Jr., Esq.
    2200 Renaissance Boulevard, Suite 200   Fried, Frank, Harris,
    Gulph Mills, PA 19406                       Shriver & Jacobson
    Attention:  Ernest G. Szoke             One New York Plaza
    Facsimile:  (610)-270-8219              New York, NY  10004
                                            Facsimile:  (212) 859-4000

    and to:

    Cleary, Gottlieb, Steen & Hamilton
    One Liberty Plaza
    New York, New York 10006
    Attention:  William A. Groll, Esq.

    Facsimile:     (212)-225-3999

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         10.3. ASSIGNMENT; BINDING EFFECT; BENEFIT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 4 and Section 7.8 (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

         10.4. ENTIRE AGREEMENT. This Agreement, the Exhibits, the Company Disclosure Letter, the Parent Disclosure Letter, and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         10.5. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the holders of Shares, but after any such approval, no amendment shall be made which by law requires the further approval of holders of Shares without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         10.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

         10.7. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         10.8. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

         10.9. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. In this agreement, the phrase (i) "to the knowledge of" and similar phrases relating to knowledge of the Company or Parent, as the case may be, shall mean the actual knowledge of its executive officers and (ii) "transactions contemplated by this Agreement" and similar phrases shall include the Offer and the Merger.

         10.10. WAIVERS. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         10.11. INCORPORATION OF EXHIBITS. The Company Disclosure Letter, the Parent Disclosure Letter, Annex A and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         10.12. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         10.13. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

         10.14. OBLIGATION OF PARENT. Whenever this Agreement requires Parent Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Parent Sub to take such action and a guarantee of the performance thereof.

         10.15. SUBSIDIARIES. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner. When a reference is made in this Agreement to Significant Subsidiaries, the words "Significant Subsidiaries" shall refer to Subsidiaries (as defined above) which constitute "significant subsidiaries" under Rule 405 promulgated by the SEC under the Securities Act.
IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                             HENKEL KGaA



                             By:/s/ Hans - Dietrich Winkhaus
                                --------------------------------------------
                                  Name:  Hans - Dietrich Winkhaus
                                  Title:  CEO


                             By:/s/ Karl Gruter
                                --------------------------------------------
                                  Name:  Karl Gruter
                                  Title:  General Counsel

                             HC INVESTMENTS, INC.



                             By:/s/ Karl Gruter
                                --------------------------------------------
                                  Name:  Karl Gruter
                                  Title:  Chairman of the Board


                             LOCTITE CORPORATION



                             By:/s/ David Freeman
                                --------------------------------------------
                                  Name:  David Freeman
                                  Title:  CEO

                                       ANNEX A

                               CONDITIONS TO THE OFFER

         Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the "MERGER AGREEMENT").

         Notwithstanding any other term or provision of the Offer, Parent Sub will not be required to accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Parent Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for any tendered Shares and may terminate the Offer as to any Shares not then paid for, if (1) there are not validly tendered (and not withdrawn) prior to the Expiration Date of the Offer that number of Shares that would, when aggregated with the Shares already owned by Parent Sub, represent a majority of all outstanding Shares on a fully diluted basis on the date of purchase (the "MINIMUM CONDITION"), or (2) at any time on or after the date of the Offer to Purchase, and prior to the time of acceptance for payment of or payment for any such Shares, any of the following events or conditions exist:

         (a) there shall be instituted or pending any action, proceeding, application or counterclaim by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic, foreign or supranational (each, a "GOVERNMENTAL ENTITY"), or by any other person, domestic or foreign, before any court or Governmental Entity, (i)(A) which is reasonably likely to make illegal, delay or otherwise directly or indirectly restrain or prohibit, or which is reasonably likely to impose price or other requirements, in addition to those required by the Federal securities laws (as in effect on the date of the Offer to Purchase), in connection with, the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by Parent Sub, Parent or any other affiliate of Parent, or the consummation by Parent Sub or any other affiliate of Parent of the Merger or other similar business combination with the Company or (B) which is reasonably likely to result in material damages, (ii) which is reasonably likely to impose limitations on the ability of Parent Sub, Parent or any other affiliate of Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent Sub, Parent or any other affiliate of Parent on all matters properly presented to the Company's stockholders, (iii) which is reasonably likely to require divestiture by Parent Sub, Parent or any other affiliate of Parent of any Shares, (iv) which is reasonably likely to result in any material diminution in the benefits expected to be derived by Parent Sub, Parent or any other affiliate of Parent as a result of the transactions contemplated by the Offer, the Merger or other similar business combination, or (v) materially adversely affecting the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole;

         (b) there shall be any action taken or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent Sub, Parent or any other affiliate of Parent or the Company or any of its Subsidiaries or (ii) the Offer, the Merger, or other similar business combination by Parent Sub or any affiliate of Parent with the Company, by any government, legislative body or court, domestic, foreign or supranational, or Governmental Entity, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses
    (i) through (v) of paragraph (a) above;

         (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole that is reasonably likely to be materially adverse to the Company and its Subsidiaries taken as a whole;

         (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a decline of at least 15% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close of business on December 5, 1996, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that is reasonably likely to have a material adverse effect upon the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (iv) any material change in currency exchange rates that is reasonably likely to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or Governmental Entity on, or other event that is reasonably likely to have a material adverse affect on, the extension of credit by banks or other lending institutions, which is reasonably likely to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (vii) a commencement of a war involving the United States or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         (e) it shall have been publicly disclosed or Parent Sub shall have learned that (i) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 50% of any class or series of capital stock of the Company (including the Shares) or shall have been granted any option or right to acquire more than 50% of any class or series of capital stock of the Company (including the Shares) or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle with respect to a tender offer or exchange offer or a merger, share exchange, consolidation or other business combination or a sale of assets (other than in the ordinary course of business) with the Company or any of its Subsidiaries;

         (f) Parent Sub, Parent or another affiliate of Parent and the Company shall have entered into an agreement that the Offer be terminated or amended;

         (g) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Merger Agreement or the representations or warranties of the Company contained therein shall have been inaccurate when made or at any time thereafter in any respect that is reasonably likely to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; or

         (h) the Company Board shall have modified or amended in any manner adverse to Parent Sub or shall have withdrawn its recommendation of the Offer or the Merger which, regardless of the circumstances (including any action or inaction by Parent Sub or any affiliate of Parent Sub) giving rise to any such condition, makes it inadvisable, in the reasonable good faith judgment of Parent Sub, to proceed with the Offer and/or with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Parent Sub and may be asserted by Parent Sub regardless of the circumstances giving rise to any such condition or may be waived by Parent Sub in whole or in part at any time and from time to time in its sole discretion. The failure by Parent Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.


                                         A-4